VIA HAND DELIVERY	Exhibit 10.5

Mr. Steven Seeker
S19 W28818 Price Court
Waukesha, WI 53188

RE:      Letter Agreement

Dear Steve:

Thank you for your January 29, 2010 e-mail regarding the end of your employment with ZBB Energy Corporation (the “Company”).  This correspondence will memorialize the agreement between you and the Company concerning the end of your employment and retirement from the Company.

1.
As we discussed on January 27, 2010, the Company does not intend on renewing your Employment Agreement dated November 1, 2007 (“Employment Agreement”). This Letter Agreement provides you written notice of the Company’s intent not to renew your Employment Agreement as required by Article I of the Employment Agreement.

2.
As we further discussed, it is not the intent of you or the Company to terminate your Employment Agreement prior to the expiration of the current term.  Rather, you and the Company have agreed on an arrangement that allows you to seek other employment opportunities while continuing to receive the benefits under the Employment Agreement and assisting the Company with preparing for your departure, which terms are set forth in this Letter Agreement.  This means that nothing in this Letter Agreement should be considered a termination of your Employment Agreement under Article IV or otherwise.

3.
To this end, you and the Company have agreed that from February 3, 2010 through the end of the initial term of the Employment Agreement, you will be on a paid leave of absence.  This leave of absence will continue until the term of the Employment Agreement expires and your employment ends on June 30, 2010 (“Separation Date”).

4.
During the leave of absence, the terms of your Employment Agreement, including your current salary ($208,000 per year) and vacation accrual, will continue in full force and effect, with the following modification to Article II of the Employment Agreement.  You will not be required to devote your entire working time and efforts to the business affairs of the Company and instead, you will not be expected to report to work during the leave of absence which we agreed will assist with your efforts to seek other employment consistent with your post-employment obligations to the Company under your Employment Agreement.

5.
After the Separation Date, the Company will provide you with payment for all your earned and unused vacation.  In addition, the Company will provide you with the right to participate, at your own expense, in the Company’s group health insurance plan in accordance with the mandates of the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”).

6.
As originally scheduled, all of your outstanding restricted stock shall vest on March 31, 2010, pursuant to the terms of the March 11, 2009 Consent of the Compensation Committee of ZBB Energy Corporation, and shall otherwise be subject to the terms of the 2007 Equity Incentive Plan.  The total shall be 17,333 shares net of the 25% claw back.

N93 W14475 Whittaker Way	PO Box 2047
Menomonee Falls WI 53051	Kardinya WA 6163
Tel: (262) 253 9800 Fax: (262) 253 9822	240 Barrington Street
Email: hbrown@zbbenergy.com	Bibra Lake WA 6163
Tel: (08) 9494 2055 Fax: (08) 9494 2066
Email: info@zbbenergy.com
www.zbbenergy.com

7.
The performance-based stock options granted on March 11, 2009 under your Employee Nonstatutory Stock Option Agreement dated December 14, 2009 are governed by the terms of the 2007 Equity Incentive Plan.  As of your Separation Date, you will be vested in 18,200 of these stock options.  Because your termination of employment is classified as a “retirement” under the 2007 Equity Incentive Plan, you shall have one year from your Separation Date or until June 30, 2011 to exercise all of the above vested stock options.

8.
The service-based stock options granted on June 6, 2008 under your Employee Nonstatutory Stock Option Agreement dated December 11, 2009 are governed by the terms of the 2002 Stock Option Plan.  As of your Separation Date, you will be vested in 100,000 of these stock options.  Because it is the intent of the Company to classify your termination of employment as a “retirement,” in accordance with the 2002 Stock Option Plan, upon approval by the Board of Directors you shall have one year from your Separation Date or until June 30, 2011 to exercise all of the above vested stock options.

9.
The Company and you will characterize your end of employment as a retirement.  You and the Company agree that an announcement on February 3, 2010 to employees  regarding your departure will be as follows:

Steve Seeker has decided to retire from his position with the Company effective June 30, 2010.  The Company’s new CEO wants to get directly involved in the operations of the Company and as a result, Steve’s expertise is no longer needed.   We thank Steve for his contributions to the Company and wish him well in his pursuit of other opportunities.  All staff currently reporting to Steve Seeker (COO) will now directly report either to Eric Apfelbach (CEO) or Scott Scampini (Executive VP).

11.
In consideration for the benefits provided to you in this Letter Agreement which you acknowledge are greater then those to which you would otherwise be entitled, you agree, on behalf of yourself, your heirs, successors and assigns, to release the Company, its parents, subsidiaries and affiliates and their respective past and present officers, directors, stockholders, members, partners, agents, insurers and employees (“Released Parties”), from any claims arising on or before the date you sign this Letter Agreement.  This includes, but is not limited to, giving up any claims related in any way to your employment by the Company, the decision to separate your employment, and separation of our employment relationship.  This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you.  Your signature below acknowledges that you are not entitled to any other severance or benefits, vacation, bonus, commission, wages or other payments of any kind, except those described in this agreement.  Because you are age 40 or older, your acceptance of this agreement also will release any and all claims under the federal Age Discrimination in Employment Act.  You should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph. You agree to waive and give up any benefit conferred on you by any order or judgment issued in connection with any proceeding filed against the Released Parties regarding any claim released in this Letter Agreement.

12.
Likewise, except for claims involving misconduct of the type specified in Wis. Stat. Sec. 180.0828(1), the Company forever waives and gives up any and all claims it may have, whether known or unknown, against you, your heirs, successors and assigns for any monetary relief for itself and any benefits or remedies that are based on any act, or failure to act, that occurred before the date you sign this Letter Agreement, to the fullest extent permitted under applicable law.

13.
You may acknowledge your acceptance of the terms of this Letter Agreement by signing and returning a copy of this Letter Agreement to Helen Brown, Human Resource Manager, N93W14475 Whittaker Ave, Menomonee Falls, WI, 53051, on or before 5:00 p.m. Central Time on the 21st calendar day following your receipt of this agreement. You will have seven (7) calendar days after signing this agreement within which to revoke your acceptance of it (“Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is, via mail, overnight delivery or hand delivery, directed to and received by Helen Brown, Human Resource Manager, N93W14475 Whittaker Ave, Menomonee Falls, WI, 53051, on or before 5:00 p.m. Central Time on the 1st business day following expiration of the Revocation Period.  This Letter Agreement will not be binding or enforceable unless you have signed and delivered this agreement as provided for herein and have chosen not to exercise your revocation rights, as described above.  If you fail to accept this Letter Agreement or revoke your acceptance of this Letter Agreement, the terms of this Letter Agreement will be void.

14.
By signing below, you agree and acknowledge that you have read this Letter Agreement and understand its contents.  You further agree and acknowledge that you have been advised by the Company to consult with an attorney prior to signing this agreement.  You understand that this Letter Agreement includes a final general release, including a release of all claims under the Age Discrimination in Employment Act.  You further understand that this Letter Agreement supersedes any prior agreements, practices, policies or discussions of any kind concerning the matters detailed in this Letter Agreement.

Should you have any questions, please feel free to contact me.

Very truly yours,

ZBB ENERGY CORPORATION

By:	/s/ Eric C. Apfelbach
Eric Apfelbach (Chief Executive Officer)

I agree with and accept the terms contained in
this agreement and agree to be bound by them.
Dated this 4th day of February 4, 2010.

Time:   12:30 P.M.

/s/ Steven Seeker